EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-117211 and 333-118169 of Life Time Fitness, Inc. on Form S-8 of our report dated March 9, 2005, appearing in this Annual Report on Form 10-K of Life Time Fitness, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 10, 2005